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----------
 FORM 4
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[ ] Check this box if no longer                                                                                   OMB APPROVAL
    subject to Section 16. Form 4                                                                          -------------------------
    or Form 5 obligations may                                                                              OMB Number:     3235-0287
    continue. See Instruction 1(b).                                                                        Expires: January 21, 2005
                                                                                                           Estimated average burden
                                                                                                           hours per response....0.5
                                                                                                           -------------------------

                                        U.S. SECURITIES AND EXCHANGE COMMISSION
                                                 WASHINGTON, DC 20549

                                      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                           Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                  Section 30(f) of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*  2. Issuer Name and Ticker Trading Symbol            6. Relationship of Reporting
                                                                                                   Person(s) to Issuer
                                               Ultimate Franchise Systems, Inc. (UFSY)         (Check all applicable)
  Taft,          Robert             C.                                                           [X] Director     [X] 10% Owner
-----------------------------------------------------------------------------------------------  [X] Officer(give [ ] Other (specify
 (Last)           (First)        (Middle)  3. IRS Identification   4.Statement for Month/Day/Year    title below             below)
                                              Number of Reporting                                   Chief Concept Officer
  11104 Plumewood Drive                       Person, if an entity     September 17, 2002         --------------------------------
------------------------------------------        (voluntary)      ---------------------------- ------------------------------------
               (Street)                                            5. If Amendment, Date        7. Individual or Joint/Group Filing
                                                                      of Original                   (Check Applicable Line)
                                                                      (Month/Year)                 [X] Form filed by One Reporting
                                                                                                       Person
                                                                                                   [ ] Form filed by More than One
  Austin,             TX            78750                                                              Reporting Person
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  (City)            (State)           (Zip)    TABLE 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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 1. Title of Security  2. Trans-  2A.      3. Transaction  4. Securities Acquired(A)  5. Amount of       6.Owner-      7. Nature of
    (Instr. 3)            action  Deemed      Code            or Disposed of (D)         Securities        ship           Indirect
                          Date    Execution   (Instr.8)       (Instr. 3,4 and 5)         Beneficially      Form:          Beneficial
                                  Date, if   --------------  -------------------------   Owned at End      Direct (D)     Ownership
                                  any                                                    of Month          or Indirect
                          (Month/ (Month/                            (A)
                           Day/    Day/                              or
                           Year)   Year)    Code     V      Amount   (D)      Price      (Instr. 3 and 4)  (I) (Instr.4)   (Instr.4)
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      Common Stock        9/17/02            P             390,370    A      $0.27        445,370              I         LLC
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction on 4(b)(v).


                                                   Persons who respond to the collection of information contained             (Over)
                                                   in this form are not required to respond unless the form           SEC 1474(9-02)
                                                   displays a currently valid OMB control number.

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FORM 4 (CONTINUED)               Table II -- Derivative Securities Acquired, Disposed of, or Benficially Owned
                                         (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of  2.Conver-  3.Trans- 3A.     4.Tansac- 5.Number of  6.Date Exercis- 7.Title and  8.Price  9.Number   10.Owner-  11.Nature
  Derivative  sion or    action Deemed    tion      Derivative   able and        Amount of    of       of Deri-    ship       of In-
  Security    Exercise   Date   Execution Code      Securities   Expiration      Underlying   Deri-    vative      Form of    direct
 (Instr.3)    Price of  (Month/ Date, if (Instr.8)  Acquired     Date            Securities   vative   Secur-      Deriva-    Bene-
              Deri-      Day/   any                 (A) or      (Month/Day/     (Intr. 3      Secu-    ities       tive       ficial
              vative     Year)  (Month/             Disposed     Year)           and 4)       rity     Benefi-     Security:  Owner-
              Security          Day/                of (D)     --------------- ------------   (Instr.  cially      Direct     ship
                                Year)               (Instr.3,                        Amount    5)      Owned       (D) or    (Instr.
                                                     4 and 5)                        or                at End      Indirect   4)
                                                               Date     Expir- Title Number            of          (I)
                                         --------------------  Exer-    ation        of                Month       (Instr.4)
                                         Code   V    (A)  (D)  cisable  Date         Shares            (Instr.4)
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Explanation of Responses:


         by: /s/ Robert C. Taft              9/17/02
         --------------------------------   --------
          Signature of Reporting Person       Date

          Robert C. Taft

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.

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